EXHIBIT 11

                           GLENAYRE TECHNOLOGIES, INC.

                    Computation of Earnings Per Common Share

                    (in thousands, except per share amounts)

                                   (Unaudited)
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                                                                         Six Months Ended June 30,    Three Months Ended June 30,
                                                                             1997           1996           1997             1996


        Net Income.....................................................     $28,406        $39,939        $14,960         $22,863




        Primary Earnings Per Share:

        Weighted average shares outstanding during the period..........     60,188         60,664         60,216           60,935
        Common stock equivalents.......................................      2,734          3,218          2,489            3,080
                                                                            62,922         63,882         62,705           64,015

        Net income per share...........................................      $ .45          $ .63          $ .24            $ .36



        Fully Diluted Earnings Per Share:

        Weighted average shares outstanding during the period..........     60,188         60,664         60,216           60,935
        Common stock equivalents.......................................      3,008          3,454          3,030            3,209
                                                                            63,196         64,118         63,246           64,144

        Net income per share...........................................      $ .45          $ .62          $ .24            $ .36


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